As filed with the Securities and Exchange Commission on February 2, 2005

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HANMI FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4788120
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

3660 Wilshire Boulevard
Suite PH-A
Los Angeles, California 90010
(213) 382-2200
(Address, including ZIP Code and Telephone Number,
Including Area Code, of Principal Executive Offices)

INDIVIDUAL STOCK BONUS & STOCK OPTION AGREEMENTS

(Full Title of Agreements)

Dr. Sung Won Sohn
President and Chief Executive Officer
3660 Wilshire Boulevard
Suite PH-A
Los Angeles, California 90010
(213) 382-2200

Copy to:

Stephen W. Fackler, Esq.
Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, California 94304-1203
(650) 251-5000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount	Offering Price Per	Aggregate Offering	Amount of Registration
Title of Securities to be Registered (1)	to be Registered (2)	Share	Price	Statement Fee

Common Stock, $0.001 per share	175,000 (3)	$34.33 (5)	$6,007,750.00 (5)	$707.11

Common Stock, $0.001 per share	50,000 (4)	$35.25 (6)	$1,762,500 (6)	$207.45

TOTAL				$914.56

(1)	The securities being registered include options and rights to acquire common stock.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(3)	Represents shares reserved for issuance upon the exercise of options granted pursuant to the terms of the Stock Option Agreement between Dr. Sung Won Sohn and Hanmi Financial Corporation dated November 3, 2004.

(4)	Represents shares of restricted stock granted pursuant to the terms of the Stock Bonus Grant Notice and Stock Bonus Agreement between Dr. Sung Won Sohn and Hanmi Financial Corporation.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, based upon the actual exercise price per share ($34.33) of 175,000 option shares granted pursuant to the terms of the Stock Option Agreement between Dr. Sung Won Sohn and Hanmi Financial Corporation dated November 3, 2004.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices reported on the NASDAQ National Market on January 28, 2005, which average was $35.25 per share, for 50,000 restricted shares granted pursuant to the terms of the Stock Bonus Grant Notice and Stock Bonus Agreement between Dr. Sung Won Sohn and Hanmi Financial Corporation.

This registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

INTRODUCTION

     The Registrant is filing this Registration Statement on Form S-8 to register shares of Common Stock issuable pursuant to a stock bonus and options granted to Dr. Sung Won Sohn pursuant to the terms of the Stock Option Agreement between Dr. Sung Won Sohn and Hanmi Financial Corporation dated November 3, 2004 and the Stock Bonus Grant Notice and Stock Bonus Agreement between Dr. Sung Won Sohn and Hanmi Financial Corporation (the “Agreements”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I will be sent or given to Dr. Sung Won Sohn as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents previously filed with the Commission by the Registrant are incorporated herein by reference:

(a)	Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Registrant’s latest fiscal year ended December 31, 2003 as filed with the Commission on March 15, 2004, as amended by Form 10-K/A filed with the Commission on March 22, 2004;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 as filed with the Commission on May 10, 2004; Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 as filed with the Commission on August 9, 2004; Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 as filed with the Commission on November 9, 2004;

(c)	Current Reports on Form 8-K filed on January 9, 2004, January 27, 2004, January 30, 2004, March 10, 2004, April 22, 2004, April 28, 2004, May 3, 2004, June 23, 2004, July 14, 2004, July 26, 2004, August 10, 2004, September 8, 2004, October 22, 2004, November 9, 2004 (2 filings), January 19, 2005, January 25, 2005, January 27, 2005 and January 28, 2005; and

(d)	The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A (No. 000-30421) filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-

effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of the Securities

     The Registrant’s common stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification of its directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and executive officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. In addition, the Registrant has purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit
Number	Exhibit
5.1	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the shares being registered

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

Exhibit
Number	Exhibit
23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature pages of this Registration Statement)

99.1	Stock Option Agreement

99.2	Stock Bonus Grant Notice and Stock Bonus Agreement

Item 9. Undertakings

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, State of California, on this 13th day of January, 2005.

HANMI FINANCIAL CORPORATION

By:	/s/ SUNG WON SOHN

Dr. Sung Won Sohn
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

     The officers and directors of Hanmi Financial Corporation whose signatures appear below, hereby constitute and appoint Dr. Sung Won Sohn and Michael J. Winiarski and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their, his or her substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ SUNG WON SOHN	President and Chief Executive	January 13, 2005
Officer
Sung Won Sohn

/s/ MICHAEL J. WINIARSKI	Senior Vice President and	January 13, 2005
Chief Financial Officer
Michael J. Winiarski	(principal financial and
accounting officer)

/s/ UNG KYUN AHN	Director	January 13, 2005

Ung Kyun Ahn

/s/ RICHARD B.C. LEE	Director	January 13, 2005

Richard B.C. Lee

Director

Joseph K. Rho

Director

I Joon Ahn

/s/ JOON H. LEE	Director	January 13, 2005

Joon H. Lee

Director

Stuart S. Ahn

/s/ CHANG KYU PARK	Director	January 13, 2005

Chang Kyu Park

Signature	Title	Date

/s/ M. CHRISTIAN MITCHELL	Director	January 13, 2005

M. Christian Mitchell

/s/ WON R. YOON	Director	January 13, 2005

Won R. Yoon

/s/ WILLIAM J. RUH	Director	January 13, 2005

William J. Ruh

Director

Kraig A. Kupiec

EXHIBIT INDEX

Exhibit
Number	Exhibit
5.1	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the shares being registered

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature pages of this Registration Statement)

99.1	Stock Option Agreement

99.2	Stock Bonus Grant Notice and Stock Bonus Agreement